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    WORLD MONITOR TRUST II--
    SERIES F
    MONTHLY REPORT/
    JULY 27, 2001

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         WORLD MONITOR TRUST II--SERIES F
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from June 30, 2001 to July 27, 2001 for World Monitor Trust II--Series F ("Series F"). The net asset value of an interest as of July 27, 2001 was $101.04, an increase of .14% from the June 29, 2001 value of $100.90. The year-to-date return for Series F was a decrease of 5.48% as of June 29, 2001.

The estimated net asset value per interest as of August 15, 2001 was $101.73. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------------

          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES FUTURES
          MANAGEMENT INC.

Please note that the unit value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
---------------------------------------------------
For the period from June 30, 2001 to
  July 27, 2001
Revenues:
Realized gain on commodity
  transactions...........................   $19,797
Change in unrealized commodity
  positions..............................    33,469
Interest income..........................    33,584
                                            -------
                                             86,850
                                            -------
Expenses:
Commissions..............................    47,161
Management fee...........................    15,742
Other transaction fees...................     3,105
Other expenses...........................     6,866
                                            -------
                                             72,874
                                            -------
Net gain.................................   $13,976
                                            -------
                                            -------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from June 30, 2001 to
  July 27, 2001

                                                Per
                                   Total      Interest
                                -----------   --------
Net asset value at beginning
  of period (100,374.538
  interests)..................  $10,127,995   $ 100.90
Contributions.................      188,341
Net gain......................       13,976
Redemptions...................     (208,156)
                                -----------
Net asset value at end of
  period (100,177.620
  interests)..................  $10,122,156     101.04
                                -----------   --------
                                -----------

Change in net asset
  value per interest.......................   $    .14
                                              --------
                                              --------
Percentage change..........................        .14%
                                              --------
                                              --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             ----------------------------

                             by: Barbara J. Brooks
                            Chief Financial Officer